Exhibit 3.26

ARTICLES OF INCORPORATION

OF

CONCRETE SUPPLY OF TOPEKA, INC.

The undersigned Incorporator hereby forms and establishes a corporation FOR PROFIT under the laws of the State of Kansas.

FIRST: The name of the corporation is:

CONCRETE SUPPLY OF TOPEKA, INC.

SECOND: The location of its principal office in this State is Rt. #1, Box 194, Carbondale, Kansas.

THIRD: The location of its registered office in this State is 215 East Eighth Avenue, Topeka, Shawnee County, Kansas, 66603.

FOURTH: The name and address of its registered agent in this State is Gerald L. Goodell, 215 East Eighth Avenue, Topeka, Shawnee County, Kansas, 66603.

FIFTH: This corporation is organized FOR PROFIT and the nature of its business is:

To engage in any lawful act or activity for which corporations may be organized under the Kansas General Corporation Code.

SIXTH: The total amount of capital of this corporation is $50,000 and the total number of shares with which it is divided is as follows:

50,000 shares of no par value, common stock

The Corporation is authorized to issue only one class of stock.

SEVENTH: The business and affairs of the Corporation shall be managed by its Board of Directors. The powers of the incorporators are to terminate upon the filing of the Articles of Incorporation with the Secretary of State. The names and mailing addresses of the persons who are to serve as Directors and Officers until the first Annual Meeting of Stockholders, or until their successors are duly elected and qualified are:

Aurel L. Marney, President, Rt. #1, Box 194, Carbondale, KS 66414

Larry D. Marney, Vice President and Secretary-Treasurer

Rt. #1, Box 194, Carbondale, KS 66414

The number of Directors shall be fixed by or in the manner provided in the bylaws of the Corporation. Directors need not be stockholders of the Corporation.

EIGHTH: The name and mailing address of the Incorporator is:

Larry D. Marney, Rt. #1, Box 194, Carbondale, KS 66414

NINTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and its Directors and Stockholders, it is further provided:

1) In furtherance, and not in limitation of the powers conferred by the laws of the State of Kansas, the Board of Directors is expressly authorized and empowered:

a) To make, alter, amend or repeal the bylaws in any manner not inconsistent with the laws of the State of Kansas or these Articles of Incorporation, subject to the power of the stockholders to amend, alter or repeal the bylaws made by the Board of Directors or to limit or restrict the power of the Board of Directors so to make, alter, amend or repeal the bylaws;

b) Without the assent or vote of the stockholders, to authorize and issue obligations of the corporation, secured, or unsecured, to include therein such provisions as to redeemability, convertibility or otherwise, as the Board of Directors in its sole discretion may determine, and to authorize the mortgaging or pledging as security therefor of any property of the Corporation, real or personal, including after-acquired property;

c) To determine the manner in which the votes of stockholders for the election of Directors shall be evidenced, which need not be by written ballot

2) Any Director or any Officer elected or appointed by the stockholders or by the Board of Directors may be removed at any time in such manner as shall be provided in the bylaws of the Corporation.

3) Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them or between this Corporation and its stockholders or any class of them, any court of competent jurisdiction within the state of Kansas, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 104 of the General Corporation Code of Kansas or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 98 of the General Corporation Code of Kansas, any order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the Stockholders or class of Stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization, if sanctioned by the court to which the said application has been made shall be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 30th day of March, 1984.

/s/ Larry D. Marney
Larry D. Marney

State of Kansas, Shawnee County, ss:

Personally appeared before me a notary public in and for Shawnee County, Kansas, the above named Larry D. Marney, who is personally known to me to be the same person who executed the foregoing instrument in writing and duly acknowledged the execution of the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal, the day and year last above written.

/s/ Mary Peden Hafenstine Mary Peden Hafenstine Notary Public

My appointment expires: Aug. 16, 1987